Exhibit 14.1


                                COVER:

                      Nutritional Sourcing Corporation
                         Pueblo International, LLC
                         Pueblo Entertainment, Inc.
                             FLBN Corporation
                                CaribAd, Inc.

                            CODE OF ETHICS
Standards of Business Conduct

Puerto Rico Division:
All departments, stores, and facilities

Virgin Islands Division:
All departments, stores, and facilities

In-Home Movie and Game Entertainment Division:
All departments, stores, and facilities

Corporate Activities:
All departments and facilities

Prepared by:
Fernando J. Bonilla, Esq.
Vice President, General Counsel & Secretary

INSIDE:

Why have a guide to the Standards of Business of Conduct for Pueblo International, LLC

Nutritional Sourcing Corporation, Pueblo International, LLC., Pueblo Entertainment, FLBN Corporation, CaribAd, Inc. all of them collectively referred to as the ("Company") believes that the highest ethical and business standards must always be maintained. Our customers, associates and the communities we so diligently serve are entitled to our commitment to this principle.

Although the policies regarding business conduct have been clearly stated in previous communications, this guide has been prepared as a summary of the Company's policies in that respect. All of us must adhere to these policies.

It is the Company's policy to comply with all laws and to behave in an ethical manner. No one in our organization may engage in any transaction on behalf of the Company which would violate any applicable law or the ethical standards set forth in this policy.

Should you, as a Company associate, be faced with an ethical question for which this guide does not provide an answer, you should ask yourself: Am I concerned that my associates, family or friends might not approve the decision I take? If the decision I take were accurately and fully made public, would I be concerned? If the answer is "no", then you probably made the proper decision.

Any questions with respect to this guide should be referred to the General Counsel for clarification at 787-757-3245.

William T. Keon III
President and Chief Executive Officer


Code of Ethics

1. General

1.1 It is the policy of Nutritional Sourcing Corporation and all of its subsidiaries (collectively referred to as the "Company") to maintain the highest legal, ethical and business standards in the conduct of their affairs. This includes, but is not limited to, compliance with all corporate policies, laws, rules and regulations applicable to the business of the Company and with the generally accepted accounting principles. Since the integrity of the Company and its associates is of utmost importance, even the appearance of legal or ethical impropriety must be avoided. This policy prohibits the use of corporate funds or assets, regardless of the amount involved, for any unlawful or improper purpose. When there is a doubt about what action is inappropriate, an associate should obtain guidance from the individual to whom he or she reports and/or from the Company's General Counsel.

1.2 These Standards of Conduct, as amended from time to time, reflect the corporate policy of the Company which shall govern the actions and conduct of the Company's associates.

2. Proper Practices

2.1 It is the policy of the Company that there shall be complete candor among associates and members of management in their dealings with each other and in their dealings with financial partners, auditors, legal counsel, and the Board of Directors.

2.2 Reporting to the SEC
All employees shall provide, or cause to be provided, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in Other public communications.

3. Confidential Information

3.1 Corporate and Customer Information
All corporate, customer, associate, shareholder, and supplier information which is not public knowledge is considered confidential and privileged, should be safeguarded at all times, and may be used only for legitimate business purposes by authorized personnel.

3.2 Personal Use
Confidential information must not be used to further any private interest or personal gain.

3.3 Release of Information
Request for information regarding current or former associates should be referred to the Human Resources Department for handling under approved release rules. Similarly, inquiries about customer credit and account information must be referred to authorized personnel. Information concerning a customer, or a particular business transaction, may be released externally only with the consent of the individual or organization involved or as required by law. Tax authorities, law enforcement agencies, or private parties involved in litigation may seek confidential information about a customer or a supplier. No information of this kind shall be given unless the appropriate legal process has been received and the release of information has been authorized in writing by the General Counsel.

3.4 Computer Security
The Company relies heavily on computers to meet its operational, financial, and information requirements. It is essential that all corporate and customer data created, processed, or stored on the Company's electronic systems be treated as confidential and protected from misuse. This subject is covered in detail in Corporate Policy #07-0100, Data and Information Security.

4. Outside Activities

4.1 Community Involvement
In order to fulfill its civic and social responsibility, the Company encourages its associates to actively participate in community and professional activities.

4.1.1 However, any activities which will significantly encroach upon working time, interfere with regular duties or adversely affect the quality of work performed must be approved by the associate's supervisor.

4.2 Employment and Business
The Company discourages outside employment and business activity. Associates may not be employed by or advise any outside business that in its principal activity competes directly with the Company.

4.2.1 Associates who believe an exception should be made in their case shall obtain written approval from the individual to whom they report, who shall consult with the Human Resources Department and the General Counsel. Final approval must be made in writing by the CEO.

4.2.2 The associate is to inform the General Counsel of any direct family member who is employed by a competitor or supplier. The CEO must also approve this arrangement in writing.

4.3 Director and Trusteeships
As a corporate citizen, the Company believes in making its expertise available to the community it serves by permitting its officers to serve as directors and trustees of other entities. Such service may also enhance the reputation of the Company.

4.3.1 However, such relationships may have legal consequences or other ramifications for the Company that are unrecognized by the individual involved. Therefore, prior to agreeing to serve as a director or trustee, an associate must obtain the written approval from the CEO.

5. Political Activities

5.1 Corporate Funds
The use of corporate funds for any political campaign contribution or expenditure is prohibited, unless it is permissible under federal or local law. The CEO must approve in writing any political campaign contribution.

5.2 Personal Involvement
The above policy is not intended to discourage associates from voluntarily making personal contributions to candidates, political parties, or political campaigns. Thus, associates may participate in political activities but not as representatives of the Company. Due care should be exercised in the use of an associate's job title or identity to avoid any appearance of support for a particular political position or candidate by the Company. Under no circumstances is the Company's letterhead to be used in connection with an associate's role in a political campaign.

5.3 Public Office
Written approval must be obtained from the CEO before an associate, officer, or director accepts nomination or appointment to any public office of any kind.

5.4 Lobbying
Because of the complexity of the laws dealing with lobbying, all planned contacts with members of Commonwealth, state, or federal legislatures on matters relating to the Company or the industry (sale and distribution of food products) must have the prior approval of the CEO or the General Counsel.

6. Business Conduct

6.1 Improper Payments

6.1.1 Payments or the giving of anything of more than $100 value directly or indirectly to any domestic or foreign organization, government, or an official representative thereof, or to officials or other personnel of customers or suppliers regardless of motivation, are all viewed by the Company as improper, even where customary or legally permissible, unless fully disclosed to and previously approved in writing by the CEO.

6.1.2 The use of the Company's funds for any unlawful purpose or in violation of stated company policies is not permitted. No bribes, kickbacks, or similar remuneration or consideration of any kind are to be given or offered to any individual, organization, government, political party, or other entity or representative thereof, for any reason whatsoever. An associate or representative of Company possessing knowledge of such illegal payments, or of any unrecorded funds or false entries maintained for the purpose of facilitating such payments, must immediately notify the Company's CEO and General Counsel.

6.2 Compliance with Laws
The Company, in the conduct of its business, expects its associates to obey all applicable laws and comply with all relevant regulations. When the requirements of such laws or regulations are unclear, the advice of the General Counsel should be sought.

6.3 Nondiscrimination
The Company is firmly committed to nondiscrimination and equal opportunity practices. All associates and applicants for employment, as well as existing and prospective customers and suppliers, shall be treated equally without regard to his/her race, color, religion, national origin, age, social condition or origin, political affiliation, veteran status, or handicap.

7. Conflicts of Interest

7.1 Avoidance of Conflicts
All directors, officers and associates shall avoid any conflict, or even the appearance of conflict between their duties to the Company and their interest in any other person, natural or legal, business, or enterprise. A possible conflict of interest exists whenever a director, officer or an associate has an interest in an entity or matters that might influence a decision or cloud the judgment he or she may have to exercise in the discharge of their responsibilities to the Company, or may be perceived directly or indirectly by the public as having such an interest.

7.1.1 Associates should promptly disclose in writing to their immediate supervisor, with a copy to the General Counsel, all potential conflicts of interest.

7.1.2 All possible conflicts of interest must be reported to, and approved in writing by the CEO.


7.2 Relations with External Suppliers

Statement of Policy
It is the Company's policy to maintain at a maximum level relationships with external suppliers involved in the purchase of all given goods and services in order to insure the lowest costs to the Company. To this end, all associates must follow the stated policies:

Business Conduct:

7.2.1 To ensure compliance with good business practices covering ethical and legal relationships with suppliers, associates transacting business with suppliers on behalf of the Company may not participate in sales/incentive contests, games, or promotions sponsored by external interests unless previously approved in writing by the CEO.

7.2.2 All associates must evaluate fairly all supplier offerings using the following criteria: quality, reliability, price, service, and any other relevant factors, while safeguarding confidential information of both the Company and the supplier, as required by commercial and legal considerations.

7.2.3 No associate will conduct business on the Company's behalf with any company or person doing business with the Company's in which a close relative is involved as owner, associate, officer, or representative, or in which the close relative has a significant financial interest, without prior approval in writing from the CEO.

7.2.4 No associate may accept gifts, discounts, financial institution loans, tickets to sporting events or other form of entertainment, trips, samples, services or gratuities of any kind, or anything else of more than nominal value, from any company of their representatives doing business with the Company, unless previously approved in writing by the CEO. However, casual meals or beverages which constitute no more than commonly accepted business courtesies may be accepted. The "eat it, drink it or use it in one day" rule can be applied in this area.

7.2.5 The Company associates may not engage in any business venture or transaction with any person doing business, or potentially transacting business with the Company or otherwise benefit personally from any purchase of goods or services for the Company; nor may they indirectly derive any personal gain from transactions made in their representative capacity.


7.2.6 No Company associate will accept employment or any position of responsibility, including that of consultant or director with another company without the prior written approval of the CEO.

7.3 Material Management or Financial Interest

7.3.1 No person employed by the Company may represent the Company in any transaction with any person, partnership, corporation, or organization in which such associate, or his or her blood, marital, or adopted relative, has a management of financial interest, unless previously authorized in writing by the CEO and General Counsel.

7.3.3 The Company will not hire, or enter into any transaction or consulting arrangement with any director, officer, associate, or relative of such person, or any entity in which any such person has a material interest unless the facts pertaining to such relationship have been fully disclosed to, and the terms of the transaction or arrangement have been approved in writing by the Board of Directors.


8. Compliance with Standards

8.1 All Associates
All new associates will be issued a copy of these Standards and will be required to acknowledge acceptance of their terms as a condition of employment. Every new associate must sign the certificate of compliance (Exhibit 1), which will be kept in the associate's personal file.

8.2 Officers, Directors, and Key Associates
Within fifteen (15) days after the end of each fiscal year, the following associates of the Company will be required to complete and deliver to the General Counsel the certificate of compliance by which such individual may affirm his or her knowledge and understanding of these Standards, attesting his or her compliance with them, list any material management and financial interests, and report any transaction or event which might indicate non observance thereof:

All officers of the Company, including the CEO, CFO, Chief Accounting Officer and Controller
All associates participating in the KMIO program
All store directors
All buyers
All procurement (Equipment/Supplies) associates
All salaried personnel
All traffic associates

8.2.1 The General Counsel shall report to the CEO as to the results obtained from the completion of such certificates.


8.3 General Counsel
The General Counsel shall establish procedures for the review of contracts entered into by the Company in order to enforce compliance with the requirements set forth in this policy. Where appropriate, he shall require that a contract or class of contracts contain a provision by which the other party thereto shall agree that neither the contract nor any payment made or to be made there under is or shall be in contravention of these Standards. All contracts must be reviewed and approved by the General Counsel in accordance with Corporate Policy #01-0300, Contract Approvals.


8.4 Violations
It shall be the duty and responsibility of all directors, officers, and associates to promptly report any known or suspected violation of these Standards to the General Counsel. Upon determination by the General Counsel that a probable violation exists, the General Counsel shall promptly report any such instances to the CEO and CFO. All violations of these Standards warranting disciplinary action will be reported to the CEO and the General Counsel. Every year the General Counsel shall report to the Audit and Risk Committee of the Board of Directors concerning compliance with these Standards.

8.5 Sanctions
Violations of any of the provisions in these Standards are grounds for disciplinary action ranging from reprimand to dismissal. A disciplinary action taken will be in addition to any civil or criminal liability and penalties that may result.



Conflict of Interest Questionnaire

1. During the past twelve months, or during the period since beginning your employment with Nutritional Sourcing Corporation, Pueblo
International, LLC, CaribAd, Inc., FLBN Corporation or Pueblo
Entertainment, Inc., all of them collectively referred to as the ("Company"), if that is a shorter period, have you or any other members of your family* had any financial interest** in or other affiliation with any business which leases to or supplies products or services to or any other way does business with, or is in competition with, or is in a similar business as the Company?

Yes__________      No___________

2. If the answer is yes, please state the following:

       a. Name of business, position of family member, and nature of the financial interest or other affiliation of you or your family:

       ____________________________________________________________________

       b. Nature and volume of such transactions with the Company by such business during the past calendar year.
       ______________________________________________________________________


       ______________________________________________________________________


3. Have you at any time during the past twelve months, or since beginning your employment with the Company if that is a shorter period, performed services for any business or individual other than the Company for which you have received payment in any form?

Yes_________      No___________

       If the answer is yes, please state the following:

       a. Nature of service __________________________________________________

       b. Name of business or businesses from whom payment was received:
       _______________________________________________________________________

4. Does any member of your family currently work with us?

       Yes _____________ No ______________

       Please provide their names and position:

       _______________________________________________________________________

5. Have you received presents (including Christmas gifts) or other goods or services from the Company's suppliers with an estimated value of over $100.00 dollars.

       Yes _______________ No_________________

       If yes, please describe the services or goods.

       _______________________________________________________________________

*"Family" means any relative by blood, marriage, or legal process, including in-laws, of an associate or his or her spouse or any person regularly residing in the associate's home.

** "Financial interest" includes ownership of a firm, business or concern directly or indirectly through stock, proprietorship, partnership, joint venture, or other security holdings, receipt of money or anything of value from another concern or person, and other direct or indirect interest in the business or operation of another concern or person, but excluding ownership of securities listed in the New York Stock Exchange, the American Stock Exchange or other registered stock exchange or traded on NASDAQ (National Assoc. of Securities Dealers and Automatic Quotation System). It also includes the employment, if by supplier,competitor or purchaser, of any member of your "family" as defined herein.










                                    CERTIFICATE

I certify that I received, read and understand the Code of Ethics of the Company during the past year or since my employment with the Company (which ever is the shorter period of time) I have complied with all provisions of the Code, including the accurate completion of this Questionnaire, I have not disclosed Confidential Information to any person, except as permitted by the Code of ethics of the Company.

       PLEASE MAKE SURE ALL FIELDS ARE COMPLETED BELOW.


______________________________      ___________________________
Signature                           Date


______________________________      ___________________________
Print Name                          Department

       _____________________________
       District Number and Store Number
       (or) Central Offices



       Return, directly or through your Store Director, Supervisor or Department Manager,

to:    Fernando J. Bonilla, Esq.
              Vice President, General Counsel & Secretary
              Pueblo International, LLC